Exhibit 3.1 Amendment to Bylaws

ARTICLE III

BOARD OF DIRECTORS

SECTION 2. Number and Term of Office. Subject to the rights, if any, of holders of preferred stock of the Corporation, the Board shall consist of not less than three nor more than eleven members, the exact number of which shall be fixed from time to time by the Board. The Board shall designate the directors to serve as initial Class I, Class II and Class III directors upon the effectiveness of the related provisions of the Fifth Restated Certificate of Incorporation. None of the directors need be stockholders of the Corporation. Except as provided in Section 3 of this Article, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means that the number of shares voted for a director must exceed the number of votes cast against that director. The Corporate Governance and Nominating Committee will establish procedures under which a director nominee shall tender his or her contingent resignation to the Nominating and Corporate Governance Committee in advance of an Annual Meeting. If the Director Nominee fails to receive a majority number of votes for re-election in an uncontested election at an Annual Meeting, the Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether other action shall be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The resignation becomes effective only if the director fails to receive a majority number of votes for re-election in an uncontested election at an Annual Meeting and the Board accepts the resignation.